EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 1, 2023 (except for the effects of the revision discussed in Note 3 to the consolidated financial statements, as to which the date is December 3, 2024) with respect to the audited consolidated financial statements of CleanSpark, Inc. included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2024.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

May 8, 2025